Exhibit 99.1

FOR IMMEDIATE RELEASE

DEL GLOBAL TECHNOLOGIES REPORTS FISCAL 2009 SECOND QUARTER FINANCIAL RESULTS

Q2 FY 2009 Highlights Versus Q2 FY 2008
•	Net sales of $24.7 million
•	Improved sales at RFI
•	Successful stock repurchase
•	Secured large government tender in Mexico

Franklin Park, IL – March 17, 2009 -- Del Global Technologies Corp. (OTCBB: DGTC) (“Del Global” or “the Company”) today announced financial results for its fiscal 2009 second quarter and six months ended January 31, 2009.

Consolidated net sales of $24.7 million for the second quarter of fiscal 2009 reflect a decrease of $5.2 million or 17.4% from fiscal 2008 second quarter net sales of $29.9 million due to decreased sales in our Medical Systems Group in fiscal 2009.  The Medical Systems Group’s second quarter fiscal 2009 sales of $21.5 million were $5.7 million or 20.9% less than the prior year’s second quarter with decreases primarily due to decreased international sales volume attributable to a favorable prior year shipment level on an expired international contract partially offset by increased domestic medical equipment shipments. Sales at the Power Conversion Group during the second quarter of fiscal 2009 were $3.2 million, approximately $0.5 million more than prior year’s sales. This increase was due to stronger sales bookings in the current period.

Consolidated gross margins as a percent of sales were 23.4% for the second quarter of fiscal 2009, compared to 25.1% in the second quarter of fiscal 2008.  For the Medical Systems Group, gross margins of 21.3% in the second quarter of fiscal 2009 were lower than gross margins of 24.0 % in the second quarter of fiscal 2008 due primarily to increased sales in our digital products.  Generally, digital products have a higher selling price than the non-digital product offerings, but they also have a higher cost resulting in lower gross margin percentages. The Power Conversion Group’s gross margins for the second quarter of fiscal 2009 were 37.9%, versus 35.9% in the prior year second quarter, reflecting increased margins in the product mix.

The total operating expenses increased $2.0 million to $6.9 million in the second quarter of fiscal 2009 from $4.9 million for the same period in the prior fiscal year.  This increase was primarily due to a $2.5 million litigation settlement reserve for a legal settlement with a former employee, offset by reduced selling and administration and travel expenses during the second quarter of fiscal 2009. Research and development expenses in the second quarter of fiscal 2009 of $0.5 million were $0.2 million lower compared to the same period in the prior year, primarily due to the effect of favorable currency translation rates.

The total operating loss for the second quarter of fiscal 2009 was $(1.1) million compared to operating income of $2.6 million in the comparable prior year period.  Operating income at the Medical Systems Group for the second quarter of fiscal 2009 was $2.4 million compared to $2.7 million for the same period the prior year.  The Power Conversion Group generated operating income of $0.6 million in the second quarter of fiscal 2009, an increase over the comparable prior year period of $0.3 million.

The consolidated net loss in the second quarter of fiscal 2009 was $(1.8) million, or $(0.08) per basic share, compared to net income of $1.4 million, or $0.06 per basic share in the comparable prior year period.  For the second quarter of fiscal 2009, there were approximately 23.5 million weighted average common shares diluted outstanding (“shares outstanding”) as compared to 24.1 million shares outstanding diluted in the second quarter of fiscal 2008.  The decrease in diluted shares outstanding was due to the impact of dilutive warrants that expired August 2, 2008, the expiration of unexercised employee stock options and the stock repurchase program.

STOCK REPURCHASE PROGRAM

During the second quarter of fiscal 2009, the Company repurchased 1,527,859 shares of Common Stock (DGTC) at a total cost of approximately $1.6 million.  In January 2009, the Company’s Board of Directors suspended the common stock repurchase program.

MEXICO TENDER

The Company was successful in securing a large government tender in Mexico.  Del’s product specifications, local service, expedient delivery times and comprehensive warranty were key factors in Mexico’s decision to award the tender to DEL. The Mexican Government plans to install six Apollo Systems for the Mexico City Government Health Services, four Digital Apollo Systems for the ISSSTE (Government Workers Health and Social Institute) and eight Del RAD Systems for the ISEM (Health Services for the State of Mexico).  Local support services were provided by Del’s Mexican dealer.

BACKLOG

The consolidated backlog at January 31, 2009 was $17.6 million compared to a backlog at August 2, 2008 of approximately $22.7 million.  The Medical System’s segment experienced a decrease in second quarter backlog of $5.0 million from August 2, 2008. This decrease was due to a weak global economy, resulting in lower bookings during the first six month period of fiscal 2009. The backlog in the Power Conversion Group of $5.3 million reflects a decrease of $0.1 million from levels at the beginning of the fiscal year.  Substantially all of the backlog should result in shipments within the next 12 to 15 months.

FINANCIAL CONDITION

Del Global’s balance sheet at January 31, 2009 reflected working capital of $24.0 million, which included $9.7 million of cash and cash equivalents.  As of January 31, 2009, Del Global did not have any outstanding borrowings under its U.S. or Italian revolving credit facilities.   In the aggregate, Del Global had approximately $17.0 million of borrowing availability under its domestic and Italian revolving credit facilities.

COMMENTS

James A. Risher, Del Global’s President and Chief Executive Officer, commented, “Our results during the fiscal 2009 second quarter reflect our ability to work through what many believe is the beginning of a general deceleration in the worldwide economy.  Although economic conditions for the remainder of fiscal 2009 remain uncertain, we believe that our strong financial position, a burgeoning product portfolio, and customer relationships should help us mitigate the impact of any economic sluggishness.  Our recent success in the international marketplace, specifically with the Apollo product line, leaves us optimistic that through new product introductions and strategic agreements we can continue to stimulate demand in our existing customer base while penetrating new profitable markets both in the U.S. and overseas.”

INVESTOR CONFERENCE CALL

Del Global will host a conference call on March 20, 2009 at 10:00 AM Eastern Time / 9:00 AM Central Time to discuss these results.  The telephone number to join this conference call is (706) 634–0830.

ABOUT DEL GLOBAL TECHNOLOGIES

Del Global Technologies Corp. is primarily engaged in the design, manufacture and marketing of high performance diagnostic imaging systems for medical, dental and veterinary applications through the Del Medical Systems Group. Through its U.S. based Del Medical Imaging Corp. and Milan, Italy based Villa Sistemi Medicali S.p.A. subsidiaries the Company offers a broad portfolio of general radiographic, radiographic/fluoroscopic, portable x-ray and digital radiographic systems to the global marketplace. Through its RFI subsidiary, Del Global manufactures proprietary high-voltage power conversion subsystems including electronic filters, high voltage capacitors, pulse modulators, transformers and reactors, and a variety of other products designed for industrial, medical, military and other commercial applications.  The company’s web site is www.delglobal.com.

Statements about future results made in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on current expectations and the current economic environment.  Del Global cautions that these statements are not guarantees of future performance.  These statements involve a number of risks and uncertainties that are difficult to predict, including, but not limited to:  the ability of Del Global to implement its business plan; retention of management; changing industry and competitive conditions; obtaining anticipated operating efficiencies; securing necessary capital facilities; favorable determinations in various legal matters; market and operating risks from foreign currency exchange exposures; and favorable general economic conditions.  Actual results could differ materially from those expressed or implied in the forward-looking statements.  Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the Company's filings with the Securities and Exchange Commission.

DEL GLOBAL TECHNOLOGIES CORP.:
James A. Risher
Chief Executive Officer
(847) 288-7065

Mark A. Zorko
Chief Financial Officer
(847) 288-7003

DEL GLOBAL TECHNOLOGIES CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended			Six Months Ended
	January 31,		January 26,	January 31,	January 26
	2009		2008	2009	2008

Net Sales		$24,735	$29,894	$47,026	$56,609
Cost of Sales		18,935	22,404	35,919	42,689
Gross Margin		5,800	7,490	11,107	13,920

Selling, General and Administrative		3,862	4,165	7,705	7,905
Research and Development		507	657	996	1,137
Litigation settlement and reserves		2,500	60	3,700	60
Total Operating Expenses		6,869	4,882	12,401	9,102
Operating Income (Loss)		(1,069)	2,608	(1,294)	4,818
Interest Expense, Net		(45)	(79)	(101)	(149)
Other Income (Loss)		(136)	63	(68)	56

Income (Loss) Before Income Tax Provision		(1,250)	2,592	(1,463)	4,725
Income Tax Provision		550	1,165	946	2,191
Net Income (Loss)		$(1,800)	$1,427	$(2,409)	$2,534

Net Income (Loss) per Basic Share	$	(0.08)	$0.06	$(0.10)	$0.10

Weighted Average Shares Outstanding		23,459	24,180	23,853	24,170

Net Income(Loss) per Diluted Share	$	(0.08)	$0.06	$(0.10)	$0.10

Weighted Average Shares Outstanding		23,459	24,792	23,853	24,757

DEL GLOBAL TECHNOLOGIES CORP. AND SUBSIDIARIES
SELECTED  BALANCE SHEET DATA
(In thousands, except per share data)
(Unaudited)

ASSETS	January 31, 2009	August 2, 2008

CURRENT ASSETS:
Cash and cash equivalents	$9,684	$7,828
Trade receivables, net	20,449	25,218
Inventories	18,464	18,439
Prepaid expenses and other current assets	1,861	2,085
Total current assets	50,458	53,570

NON-CURRENT ASSETS:
Property plant and equipment, net	6,516	7,377
Deferred income taxes	646	770
Goodwill	4,526	4,526
Other assets	83	110
Total non-current assets	11,771	12,783
TOTAL ASSETS	$62,229	$66,353

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current portion of long-term debt	$1,607	$1,797
Accounts payable - trade	15,720	12,191
Accrued expenses	9,210	8,378

Total current liabilities	26,537	22,366

NON-CURRENT LIABILITIES:
Long-term debt, less current portion	3,175	4,504
Deferred income taxes	2,595	3,320

Total non-current liabilities	5,770	7,824
Total liabilities	32,307	30,190

SHAREHOLDERS' EQUITY:
Total shareholders' equity	29,922	36,163
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$62,229	$66,353